EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

Talk.com Inc.
12020 Sunrise Valley Drive
Reston, Virginia

We consent to the use of our report dated January 28, 2000 included in the Registration Statement on Form S-4 of Talk.com Inc., with respect to the consolidated balance sheets of Access One Communications Corp. and subsidiaries as of October 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years ended October 31, 1999, 1998 and 1997, and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus included in the registration statement.

                                                   NUSSBAUM YATES & WOLPOW, P.C.

Melville, New York
June 30, 2000